SCHEDULE 11

NOTIFICATION OF INTERESTS OF DIRECTORS AND CONNECTED PERSONS

1. Name of company

Randgold Resources Limited

2. Name of director

Roger A R Kebble

3. Please state whether notification indicates that it is in respect of holding of the shareholder named in 2 above or in respect of a non-beneficial interest or in the case of an individual holder if it is a holding of that person's spouse or children under the age of 18 or in respect of a non-beneficial interest

Beneficial Holding of R A R Kebble

4. Name of the registered holder(s) and, if more than one holder, the number of shares held by each of them (if notified)

R A R Kebble

5. Please state whether notification relates to a person(s) connected with the director named in 2 above and identify the connected person(s)

Not Applicable

6. Please state the nature of the transaction. For PEP transactions please indicate whether general/single co PEP and if discretionary/non discretionary

Acquisition of Ordinary Shares

7. Number of shares/amount of stock acquired

10,000 Randgold Resources Ordinary Shares

8. Percentage of issued class

0.03% of issued capital

9. Number of shares/amount of stock disposed

Not applicable

10. Percentage of issued class

Not applicable

11. Class of security

Ordinary Shares

12. Price per share

US$22.16

13. Date of transaction

19 February 2004

14. Date company informed

20 February 2004

15. Total holding following this notification

260,000 ordinary shares

16. Total percentage holding of issued class following this notification

0.89%

If a director has been granted options by the company please complete the following boxes.

17. Date of grant

Not Applicable

18. Period during which or date on which exercisable

Not Applicable

19. Total amount paid (if any) for grant of the option

Not Applicable

20. Description of shares or debentures involved: class, number

Not Applicable

21. Exercise price (if fixed at time of grant) or indication that price is to be fixed at time of exercise

Not Applicable

22. Total number of shares or debentures over which options held following this notification

Not Applicable

23. Any additional information

None

24. Name of contact and telephone number for queries

D J Haddon +27 11 309 6043

25. Name and signature of authorised company official responsible for making this notification

D J Haddon

Date of Notification

20 February 2004

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